Exhibit 5.1

lawyers@saul.com www.saul.com

December 30, 2004

American Financial Realty Trust

1725 The Fairway

Jenkintown, PA 19046

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Re:	American Financial Realty Trust

Amendment No. 1 to Form S-3

Registration Statement

(Registration No. 333-119602)

Ladies and Gentlemen:

We have acted as Maryland counsel to American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to (i) $450,000,000 aggregate principal amount of the Company’s 4-3/8% Convertible Senior Notes Due 2024 (the “Firm Securities”) proposed to be offered for resale from time to time under the Securities Act of 1933, as amended,, and (ii) 25,224,215 common shares of beneficial interest, $.001 par value per share, issuable upon the conversion of the Firm Securities (the “Shares”), pursuant to the above referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i) The S-3 Registration Statement, as filed by the Company with the Securities and Exchange Commission under the Securities Act; and

(ii) The prospectus contained in the S-3 Registration Statement (the “Prospectus”).

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(i) a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated December 22, 2004;

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American Financial Realty Trust

Morgan, Lewis & Bockius LLP

December 30, 2004

(ii) a certified copy of the Amended and Restated Declaration of Trust of the Company dated September 5, 2002, as amended on October 22, 2003 (the “Declaration of Trust”);

(iii) a certified copy of the Bylaws of the Company (the “Bylaws”);

(iv) copies of resolutions adopted by the Board of Trustees of the Company dated June 16, 2004, June 24, 2004 and September 23, 2004;

(v) a Certificate of the Secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company’s directors approving the filing of the Registration Statement and the authorization of the issuance of the Firm Securities, and other matters that we have deemed necessary and appropriate; and

(vi) such other documents as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(b) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(c) that all persons executing documents on behalf of any party (other than the Company) are duly authorized; and

(d) each of the parties (other than the Company) has duly and validly executed and delivered each of the documents to which that party is a signatory, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the respective documents.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Sonya Huffman, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

American Financial Realty Trust

Morgan, Lewis & Bockius LLP

December 30, 2004

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. The Company is a real estate investment trust duly formed, validly existing, and in good standing under the laws of the State of Maryland.

2. The Firm Securities are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding at law or in equity.

3. The Shares have been duly authorized and, when issued and delivered upon conversion of the Firm Securities in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.

(ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

American Financial Realty Trust

Morgan, Lewis & Bockius LLP

December 30, 2004

We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SAUL EWING LLP

SAUL EWING LLP